Exhibit 4.16
CERTIFICATE OF TRUST
OF
EVANS CAPITAL TRUST III
     THIS Certificate of Trust of Evans Capital Trust III (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     1. Name. The name of the statutory trust being formed hereby is Evans Capital Trust III.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee
By:	/s/ Geoffrey J. Lewis
	Name:	Geoffrey J. Lewis
	Title:	Senior Financial Services Officer

ADMINISTRATIVE TRUSTEES
/s/ David J. Nasca
Name: DAVID J. NASCA, not in his individual
capacity but solely as Administrative Trustee

/s/ Gary A. Kajtoch
Name: GARY A. KAJTOCH, not in his individual
capacity but solely as Administrative Trustee

/s/ John B. Connerton
Name: JOHN B. CONNERTON, not in his individual
capacity but solely as Administrative Trustee